SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT

                                 PANORAMA TRUST

                                                         March 12, 1997

Pictet International Management Limited
Cutlers Garden
5 Devonshire Square
London, England  EC2M 4LD

Dear Sirs:

         This letter is to confirm that the undersigned, Panorama Trust, a Massachusetts business trust (the "Trust"), and Pictet International Management Limited (the "Adviser") have agreed that the Investment Advisory Agreement between the Trust and the Adviser dated October 3,1995 (the "Agreement"), is herewith amended to provide that the Adviser shall additionally act as investment adviser to the Pictet Eastern European Fund (the "Fund") on the terms and conditions contained in the Agreement and this Supplement. The investment advisory fee for such services to the Fund shall be at the annual rate of 1.25% of the average daily net assets of the Fund, computed at the end of each month and payable within five (5) business days thereafter.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy of this letter.

                                                     Very truly yours,

                                                     PANORAMA TRUST


                                                     By:
                                                        Authorized Signature

Accepted:

PICTET INTERNATIONAL MANAGEMENT LIMITED

By:
    Authorized Signature